Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
YOSHIHARU GLOBAL CO

Yoshiharu Global Co. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article IV, and Article VII as follows:

ARTICLE IV – STOCK

The following Section 4.1 shall be deleted in its entirety and replaced with the following:

“Section 4.1 Authorized Stock. Subject to Section 4.2(c)(ii) hereof, the aggregate number of shares which the Corporation shall have authority to issue is 100,000,000 shares, of which 90,000,000 shall be designated as Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and 10,000,000 shall be designated as Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock or the Class B Common Stock may be increased or decreased (but not below the number of shares of the Class A Common Stock or the Class B Common Stock, as the case may be, then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing at least a majority of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, on such increase or decrease irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, and no vote of the holders of any of the Class A Common Stock or the Class B Common Stock voting separately as a class shall be required therefor.

Section 4.2 shall be deleted in its entirety and replaced with the following:

“Section 4.2 Common Stock. (d) Conversion. (ii) Automatic Conversion. Each share of Class B Common Stock shall automatically be converted into one fully paid and non-assessable share of Class A Common Stock upon the earliest of (A) the date such shares cease to be beneficially owned (as such term is defined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (“Section 13(d)”)) by BS1 Fund and (B) at 5:00 p.m. Pacific Time on the date that BS1 Fund ceases to beneficially own (as such term is defined under Section 13(d)) at least 25% of the voting power of all the outstanding shares of capital stock of the Corporation.”

SECTION VII shall be deleted in its entirety and replaced with the following:

“ARTICLE VII -STOCKHOLDER ACTION - INTENTIONALLY OMITTED”

SECOND. That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the DGCL, setting forth the above mentioned amendment to the Amended and Restated Certificate of Incorporation and declaring said amendment to be advisable.

THIRD. That this amendment was duly authorized by the holders of a majority of the voting stock of the Corporation by written consent of the stockholders of the Corporation. Said amendment was duly adopted in accordance with the provisions of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 5th day of May, 2025 .

YOSHIHARU GLOBAL CO

By:	/s/ James Chae
Name:	James Chae
Title:	Chief Executive Officer